Exhibit 10.1

FIRST AMENDMENT TO SERVICES AGREEMENT

THIS FIRST AMENDMENT to SERVICES AGREEMENT (this “First Amendment”) is made as of August 30, 2019 (the “Effective Date”) by and between Fitzpatrick Consulting, LLC, a Puerto Rico limited liability company (“Consultant”), Conversion Labs, Inc., a Delaware corporation with a place of business at 1460 Broadway, New York NY 10036 (“Company”), and LegalSimpli Software LLC, a Puerto Rico limited liability company that is a subsidiary of the Company (“LegalSimpli”).

WHEREAS, on July 23, 2018, Company and Consultant entered into that certain Services Agreement (the “Services Agreement”), pursuant to which Consultant provided professional services to Company and the Company granted to Consultant options to purchase shares of Common Stock of Company, as set forth in Section 2 of the Services Agreement; and

WHEREAS, pursuant to the Services Agreement, Consultant provided professional services to Company and served as the Company’s Chief Acquisition Officer, and the Company granted to Consultant options to purchase shares of Common Stock of Company, as set forth in Section 2 of the Services Agreement; and

WHEREAS, the parties wish to terminate Consultant’s position as Chief Acquisition Officer of the Company, and LegalSimpli desires to engage Consultant to perform services for LegalSimpli; and

WHEREAS, the parties wish to amend certain terms of the Services Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.	All capitalized terms used, and not otherwise defined, herein, shall have the meanings ascribed to them in the Services Agreement.

2.	Company and Consultant agree that Section 1 of the Services Agreement is hereby amended in its entirety to read as follows:

“Consultant agrees to provide, and Company agrees to accept and pay for in accordance with Section 2 below, the following Consulting Services (the “Services”):

●	Consultant shall serve as an employee of LegalSimpli;

●	Broad oversight and strategic guidance on the Company’s global customer acquisition program across all brands;

●	Assistance with attracting, identifying and performing due diligence on acquisition targets in the online direct response market;

●	Attracting human talent to the Company and its subsidiaries;

●	Financial analysis related to the Company’s global direct response marketing business.”

3.	Company and Consultant agree that Section 2 of the Services Agreement is hereby amended in its entirety to read as follows:

“Company shall pay to Consultant the following Equity Fee (the “Equity Fee”) in consideration for the Services:

●	Subject to the approval of the company’s board of directors, a ten-year option for 2,500,000 shares of Common Stock of the Company, such shares purchasable, or exercisable on a cashless basis, at an exercise price of $.30 (thirty cents) per share and shall be subject to the following terms:

o	650,000 option shares, which have vested as of the Effective Date pursuant to the Services Agreement;

o	462,500 option shares shall vest upon LegalSimpli and its subsidiaries achieving at least $10,000,000 in annual revenue with at least 10% net profit margins;

o	462,500 option shares shall vest upon LegalSimpli and its subsidiaries achieving at least $15,000,000 in annual revenue with at least 10% net profit margins;

o	462,500 option shares shall vest upon LegalSimpli and its subsidiaries achieving at least $20,000,000 in annual revenue with at least 10% net profit margins;

o	462,500 option shares shall vest upon LegalSimpli and its subsidiaries achieving at least $25,000,000 in annual revenue with at least 10% net profit margins.

If the Company is prevented from issuing any of options or the stock due to pending litigation, or for any other reason, then the expiration date(s) will commence (or recommence, if applicable) when the Company’s options or the stock relating thereto are no longer subject to current litigation, or any other contingency prohibiting the Company from issuing said options or stock. All shares resulting from the exercise of options shall have the same rights as all other shares of the Company’s capital stock. Further, if the Company should split its stock prior to the granting or exercise of said options, then the options shall be split in a similar manner and the exercise price shall be adjusted to prevent any dilution or increase in Consultant’s interest in the Company’s stock once the options are granted or exercised. Lastly, Consultant or his Estate will have the right to assign all his options, and the rights to his options. Consultant’s options and the rights to his future options do not terminate with his death. The options may be exercised by his heirs and his assigns and their heirs.”

4.	All other terms of the Services Agreement shall remain unamended and in full force and effect.

5.	This First Amendment constitutes the entire agreement among the parties, and supersedes all prior and contemporaneous agreements and understandings of the parties, in connection with the subject matter of this First Amendment. No changes, modifications, terminations or waivers of any of the provisions hereof shall be binding unless in writing and signed by all of the parties thereto.

6.	This First Amendment may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This First Amendment may also be executed by either party hereto by facsimile signature, which shall be deemed to be an original signature of such party hereon.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment as of the date first written above.

Fitzpatrick Consulting, LLC (“Consultant”)	Conversion Labs, Inc. (“Company”)

By:	By:
Sean Fitzpatrick	Justin Schreiber
Title: President	Title: President & CEO
Date signed:	Date signed:

LegalSimpli Software, LLC. (“LegalSimpli”)

By:
Justin Schreiber
Title: President & CEO
Date signed:

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